Exhibit 99.1

FOR IMMEDIATE RELEASE
SEPTEMBER 5, 2002


               PROSPERITY PARTNERS, INC. TO COMMENCE OPERATIONS


Vancouver, BC - September 5, 2002 - Prosperity Partners, Inc. ("Prosperity") announced today that it relocated its corporate offices to Vancouver, British Columbia, Canada and commenced operations on September 5, 2002 as a publicly reporting holding company with a wholly owned operating subsidiary, EnviroMat Co., Ltd. ("EnviroMat"). The subsidiary is a Delaware corporation formed recently on September 3, 2002.

According to Mr. Christopher Chang, President and CEO of Prosperity, "The development of our business plan calls for rapid growth, and the formation of our new subsidiary was an important step in that development. Being public should allow us to raise additional capital and accelerate our growth plans. We are hopeful that Prosperity's Common Stock will begin trading on the NASDAQ Over-the-Counter Bulletin Board (OTC-BB) in the fourth quarter of 2002."

EnviroMat intends to establish its initial operations in the designing and prototyping of a non-toxic, biodegradable material dubbed "EfriendmatTM." EnviroMat hopes to replace polystyrene products or Styrofoam and plastics using a non-toxic and biodegradable material, to be developed, which will be used primarily in the food packaging industry. EnviroMat initially plans to market this environmentally friendly packaging material to Taisung Co. Ltd., a major manufacturer of instant noodles in Taiwan.

Prosperity currently has, on a fully diluted basis, 5,000,000 shares of its Common Stock issued and outstanding.

The corporate offices of Prosperity Partners, Inc. and EnviroMat Co., Ltd. are located at 8723 Cambie Street, Vancouver, British Columbia, Canada V6P 3J9. Questions may be addressed to Christopher Chang, President and Chief Executive Officer at (604) 790-6986.

Statements that are not historical facts, including statements about confidence, strategies and business expectations relating thereto are forward looking statements that involve risks and uncertainties that could significantly impact Prosperity Partners, Inc. These include the factors that are discussed from time to time in Prosperity Partners Inc.'s filings with the U.S. Securities and Exchange Commission.

SOURCE: Prosperity Partners, Inc.

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